Exhibit 10.1
Memorandum of Understanding Between American
International Group, Inc., C.V. Starr & Company, Inc.,
Starr International Company, Inc.,
Maurice R. Greenberg, and Howard I. Smith
          WHEREAS, the parties to this Memorandum of Understanding (the “MOU”) have disputes pending between them, and
          WHEREAS, the parties to the MOU desire to resolve their disputes, and
          WHEREAS, the parties to the MOU have participated in a mediation before the Honorable Layn R. Phillips to attempt to resolve those disputes, and Hon. Phillips has recommended that the parties resolve their disputes according to the terms herein,
          IT IS HEREBY AGREED by and between the undersigned parties to this MOU, that:
          1. All actions by or against American International Group, Inc., and its current and former officers, directors, partners, members, affiliates, subsidiaries, employees, agents, attorneys, insurers, representatives, heirs, successors in interest and assigns (collectively, the “AIG Parties”), on the one hand, and C.V. Starr & Company, Inc., Starr International Company, Inc. (“SICO”), Maurice R. Greenberg (“Greenberg”) and Howard I. Smith (“Smith”) and their current and former officers, directors, partners, members, affiliates, subsidiaries, employees, agents, attorneys, insurers, representatives, heirs, successors in interest and assigns (collectively, the “Starr Parties”), on the other hand, as well as any claims between the AIG Parties and the Starr Parties that could have been brought, arising in whole or in part prior to the date of this MOU, whether asserted or unasserted, are hereby resolved pursuant to the terms set forth below.
          2. As soon as practical after the signing of this MOU, the Starr Parties and the AIG Parties (the “Parties”) shall undertake to dismiss, with prejudice, all lawsuits and claims they have filed or asserted against each other, including those that are listed on Exhibit A hereto.
          3. The Starr Parties and the AIG Parties hereby release and forever discharge each other from any and all claims, debts, demands, rights or causes of action or liabilities whatsoever, known or unknown, that could have been brought by the Parties as of the date of this MOU. The Starr Parties further hereby release and forever discharge AIG from any claims, debts, demands, rights or causes of action or liabilities whatsoever that any of the Starr Parties may have in the future against AIG for advancement, indemnification or contribution.

          4. AIG agrees to reimburse Greenberg and Smith’s reasonable legal fees and expenses, not including any amounts paid in settlement, up to a maximum amount of $150 million, that (a) they have incurred, (b) in connection with indemnifiable civil matters, and (c) on which they have been successful (as defined under Delaware law). The parties agree that Hon. Layn R. Phillips will have sole authority to determine which matters meet these conditions and will oversee a process for reviewing legal bills and appropriate back-up documentation to determine the reasonableness of the fees and expenses requested relating to those matters. In the event Greenberg and Smith do not submit legal fees and expenses meeting these conditions that total $150 million, they shall receive such lesser amount as Hon. Phillips determines satisfies the conditions. In no event shall Greenberg and Smith be entitled to receive more than $150 million pursuant to this paragraph. Greenberg and Smith represent that no other party had an obligation to indemnify them for these amounts, except with respect to the 2004-2005 D&O insurance tower described below.
          5. AIG will return to Greenberg the property listed on Exhibit B hereto subject to AIG confirming that it has possession of such items.
          6. AIG will permit Greenberg reasonable access to, and/or copies of, archival materials in AIG’s possession necessary to write his memoirs, including without limitation trip reports, memoranda, photographs and other corporate records created while he was an officer or director of AIG or its predecessors.
          7. The AIG Parties agree not to issue any public statement, or to cause the issuance of any public statement, disparaging any of the Starr Parties; and the Starr Parties agree not to issue any public statement, or to cause the issuance of any public statement, disparaging any of the AIG Parties. The Parties agree that this provision shall not limit the position(s) any of the Parties may take in any pending or future litigation.
          8. In connection with the resolution of their disputes as set forth herein, AIG and the Starr Parties shall issue a joint public statement in the form annexed hereto as Exhibit C.
          9. SICO will indemnify AIG for any amounts paid by AIG to the Starr Foundation as damages or settlement amounts in the action captioned Starr Foundation v. AIG, No. 601380/08 (N.Y. Sup. Ct., N.Y. Cty.), and for reasonable legal fees and expenses incurred by AIG in connection with that action, including appeals, after the date of this MOU.
          10. The Parties agree that they will submit their claims to the 2004-2005 D&O insurance tower to arbitration before Hon. Daniel Weinstein, who will determine their relative rights to the policy proceeds.

          11. The Parties agree that Hon. Layn R. Phillips (and, if he is unable to serve, Hon. Daniel Weinstein) will have exclusive and binding authority to interpret and resolve any disputes arising in whole or in part from this MOU.

/s/ Daniel J. Kramer	/s/ David Boies

Daniel J. Kramer	David Boies
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP 1285 Avenue of Americas New York, New 10019 On behalf of American International Group, Inc.	BOIES, SCHILLER & FLEXNER LLP 333 Main Street Armonk, New York 10504 On behalf of Maurice R. Greenberg, C. V. Starr & Co., Inc, and Starr International Co., Inc.

/s/ Vincent A. Sama

Vincent A. Sama
WINSTON & STRAWN LLP
200 Park Avenue New York, New York 10166 On behalf of Howard I. Smith

EXHIBIT A [Actions Which The Parties Will Undertake To Dismiss With Prejudice]1
The Starr Parties will undertake to dismiss with prejudice:
1.	Greenberg v. AIG, No. 09 Civ. 1885 (S.D.N.Y.); and

2.	Starr Int’l Co., Inc. v. AIG, No. 4021-09 (Juzgado 16 del Primer Circuito Judicial de Panamá).
The AIG Parties will undertake to dismiss with prejudice:
1.	AIG v. Greenberg, No. 769-VCS (Del. Ch.);

2.	AIG v. Greenberg, No. 600885/08 (N.Y. Sup. Ct., N.Y. Cty.); and

3.	AIG’s claims in In re AIG Deriv. Litig., No. 04 Civ. 8406 (S.D.N.Y.).
The claims in the following case are subject to Paragraph 11 of this MOU:
1.	Great American Ins. Co. v. AIG, No. 09 Civ. 4476 (S.D.N.Y.).

[1]	Certain of the actions listed herein involve claims that AIG does not control and/or claims brought on behalf of individuals or entities who are not parties to this MOU; such claims are accordingly not subject to the terms of this MOU.

EXHIBIT B [Personal Property To Be Returned To Greenberg]
1. Photographs of Mr. Greenberg and Cornelius Vander Starr located in AIG’s Washington, D.C. office.
2. Photographs of Mr. Greenberg and Chinese leaders in AIG’s Shanghai building.
3. Persian rug previously located in anteroom of board room on 18th floor of 70 Pine Street.
4. Any other materials of a personal nature that are not AIG business records that were located in AIG facilities at the time of Mr. Greenberg’s retirement and that are still maintained in such facilities.

EXHIBIT C [Joint Public Statement]
AIG, Greenberg and Smith Announce Resolution of All Disputes
Agreement between parties ends multiple cases
NEW YORK, NY, November 25, 2009 — American International Group, Inc. (AIG), its former Chairman Maurice R. “Hank” Greenberg, its former Chief Financial Officer Howard I. Smith, C.V. Starr & Company, Inc. (“C.V. Starr”), and Starr International Company, Inc. (“SICO”) announced today that they have entered into an agreement to settle all disputes between AIG, on the one hand, and Greenberg, Smith, C.V. Starr and SICO, on the other.
Under the terms of the settlement, the parties have agreed to release each other from all claims, including any claims by Greenberg and Smith against AIG for indemnification of future legal fees and expenses or settlement costs. The parties have further agreed to submit to an independent third party Greenberg’s and Smith’s claims for past legal fees and expenses for a determination of which of those fees (up to a $150 million cap) AIG is legally obligated to pay under AIG’s charter and by-laws and Delaware law.
     “We are pleased that we have resolved our differences” said Robert Benmosche, AIG’s chief executive officer. “The resolution of these long-running disputes will remove a significant distraction and expense and allow AIG to better focus its efforts on paying back taxpayers and restoring the value of our franchise for the benefit of all our stakeholders.”
     “I too am pleased that these long-running disputes are now over, and I want to express my appreciation for Bob Benmosche’s help, and the help of the AIG Board, in resolving them. I look forward to assisting AIG in trying to preserve and restore as much value as possible for all of AIG’s stakeholders,” said Mr. Greenberg. Mr. Smith concurs with Mr. Greenberg’s statement.
     The details of the settlement are set forth in the November 25, 2009 Memorandum of Understanding attached to AIG’s Form 8-K filing dated November 25, 2009.